Exhibit 23.1
CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the valuation process of any properties of Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) in the Company’s Registration Statement on Form S-11, the prospectus included therein (the “Prospectus”) and in any future amendments or supplements thereto, under the headings “Net Asset Value Calculation and Valuation Guidelines – Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines – Valuation of Investments”, and (2) the inclusion of our estimated value of the Company’s investments in real estate and property-level mortgages as of November 30, 2024 (presented in the line items “Investments in real estate” and “Mortgages, net of deferred financing costs” respectively) in the Supplement to the Prospectus to be filed on the date hereof and in any future amendments or supplements to the Prospectus.

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC
West Des Moines, Iowa
December 11, 2024